EXHIBIT 99.1

Immunomedics Announces Second Quarter Fiscal 2012 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Feb. 8, 2012 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the second quarter ended December 31, 2011. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Second Quarter Fiscal 2012 Results

The Company reported total revenues of $29.7 million for the second quarter of fiscal year 2012, which ended December 31, 2011, as compared to total revenues of $1.0 million for the same period last fiscal year.  The increase of $28.7 million this quarter was substantially the result of $28.4 million of license fee revenue from an amendment to the Licensing Agreement with UCB, which provides UCB the flexibility to sublicense epratuzumab to a third party for non-cancer indications in certain territories.

The Company reported net income of $20.7 million, or $0.27 per basic share. This compares to a net loss of 3.4 million, or $0.05 per basic share, for the same period in fiscal year 2011. The $24.1 million increase in net income this quarter resulted from the license fee revenue from the UCB sublicensing amendment. The increase in license fee revenue was offset in part by the non-recurring $2.9 million of grants received in fiscal 2011 from the Federal government's Qualifying Therapeutic Discovery Project (QTDP) program, and an increase of $1.0 million in costs and expenses in fiscal 2012, principally from higher research and development expenses, which was the result of lower expense reimbursements under a collaboration agreement.

For the first half of fiscal year 2012, the Company reported total revenues of $30.8 million and net income of $15.6 million, or $0.21 per basic share. This compares to total revenues of $2.5 million and a net loss of $9.9 million, or $0.13 per basic share, for the same period last fiscal year. The $28.3 million increase in revenues this period was the result of license fee revenue from the UCB sublicensing amendment. The increase in net income of $25.5 million in fiscal 2012 was due to the UCB license fee revenue offset in part by the QTDP grants.

As of December 31, 2011, the Company had $16.3 million in cash and cash equivalents. In January 2012, the Company received $30.0 million of cash proceeds from the UCB amendment including $1.6 million ascribed to the five-year warrant to purchase 1.0 million shares of the Company's common stock at $8.00 per share issued to UCB.

"We are pleased with the sublicensing amendment with UCB, which we believe will add significant value to epratuzumab as a potential therapy for autoimmune diseases," commented Gerard G. Gorman, Senior Vice President Finance and Chief Financial Officer. "The $30 million cash infusion will be used to support new and ongoing clinical trials of our diverse pipeline, as well as the continued introduction of new therapeutic agents in diseases with unmet needs," Mr. Gorman added.

The Company's key clinical developments and future planned activities:

Epratuzumab

  The Company and UCB amended the Development, Collaboration and License Agreement for the exclusive worldwide rights to develop, market and sell epratuzumab for non-cancer indications, to provide UCB with the flexibility to select a partner to sublicense its rights for certain territories. (For further details on this amendment, please refer to www.immunomedics.com/pdfs/news/2011/pr12282011A.pdf).
  The Children's Oncology Group presented at the 2011 Annual Meeting of the American Society of Hematology their Phase II trial of epratuzumab and combination chemotherapy in children with B-cell precursor acute lymphoblastic leukemia and early bone marrow relapse (www.immunomedics.com/pdfs/news/2011/pr12132011.pdf).

Clivatuzumab tetraxetan

  Final results from the Phase Ib/II study in patients with advanced pancreatic cancer with clivatuzumab tetraxetan in combination with gemcitabine were presented at the 2012 Gastrointestinal Cancers Symposium. (www.immunomedics.com/pdfs/news/2012/pr01202012.pdf)
  After consultations with regulatory authorities and key opinion leaders, a new Phase Ib clinical trial will be opened to address the benefit of adding low-dose gemcitabine to 90Y-labeled clivatuzumab tetraxetan. Patients with pancreatic cancer who have failed at least two prior therapies will be enrolled to receive 90Y-labeled clivatuzumab tetraxetan alone or in combination with low-dose gemcitabine.
  The planned Phase III trial will be postponed approximately six months until the new Phase Ib trial has been completed. The Company believes this is not only responsive to our advisors' recommendations, but may ultimately provide a shortened clinical development program for this promising agent in pancreatic cancer therapy, especially since our first Phase I study of the radiolabeled antibody given by itself to patients relapsing to prior therapies showed evidence of therapeutic activity.

Veltuzumab

  Updated results from the Phase II study of subcutaneous veltuzumab in immune thrombocytopenic purpura were presented at the 2011 Annual Meeting of the American Society of Hematology (www.immunomedics.com/pdfs/news/2011/pr12122011.pdf).

Milatuzumab

  At the 2011 Annual Meeting of the American Society of Hematology, results from an Ohio State University-sponsored Phase I study of milatuzumab in combination with veltuzumab in patients with B-cell non-Hodgkin lymphoma were also presented (www.immunomedics.com/pdfs/news/2011/pr12132011.pdf).

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents.  Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 190 patents issued in the United States and more than 400 foreign patents, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2011	2011
ASSETS
Current Assets:
Cash and cash equivalents	$ 16,334,410	$ 27,097,610
Receivable from UCB	30,000,000	--
Accounts receivable, net of allowance for doubtful accounts	777,579	736,980
Inventory	579,160	289,604
Other receivables	570,811	974,331
Prepaid expenses	716,039	514,388
Other current assets	60,795	644,705
	49,038,794	30,257,618

Property and equipment, net	3,023,153	3,456,150
Value of life insurance policies	600,005	581,005
Other long-term assets	30,000	30,000

	$ 52,691,952	$ 34,324,773

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and other accrued expenses	$ 5,921,696	$ 5,548,318
Other liabilities	1,251,454	1,134,492
Stockholders' equity	45,518,802	27,641,963

	$ 52,691,952	$ 34,324,773

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues:
License fees and other revenues	$28,418,000	$ 75,000	$ 28,418,000	$ 75,000
Product sales	1,064,426	728,843	1,924,293	1,859,114
Research & development	173,004	199,684	457,791	563,234
Total Revenues	$29,655,430	1,003,527	30,800,084	2,497,348
Costs and Expenses	8,479,914	7,519,780	14,767,440	15,713,466
Operating Income (Loss)	21,175,516	(6,516,253)	16,032,644	(13,216,118)
Interest and Other Income	(85,836)	3,087,188	(55,881)	3,368,426
Income (Loss) before Income Tax Expense (Benefit)	21,089,680	(3,429,065)	15,976,763	(9,847,692)
Income Tax (Expense) Benefit	(422,750)	1,679	(436,714)	(45,223)
Net Income (Loss)	20,666,930	(3,427,386)	15,540,049	(9,892,915)
Net Loss attributable on noncontrolling interest	(26,597)	--	(52,711)	--
Net Income (Loss) attributable to Immunomedics, Inc. stockholders	$20,693,527	$ (3,427,386)	$ 15,592,760	$ (9,892,915)

Net Income (Loss) per Common Share attributable to Immunomedics, Inc. stockholders:
Basic	$ 0.27	$ (0.05)	$ 0.21	$ (0.13)
Diluted	$ 0.27	$ (0.05)	$ 0.20	$ (0.13)

Weighted average number of common shares
outstanding:
Basic	75,458,494	75,289,346	75,466,812	75,279,240
Diluted	75,964,317	75,289,346	76,091,065	75,279,240

CONTACT: Dr. Chau Cheng
         Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com